Exhibit 99.1
PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100

MIMEDX EXCEEDS FOURTH QUARTER AND FULL YEAR 2014 REVENUE FORECASTS

$118.2 MILLION FULL YEAR 2014 REVENUE IS DOUBLE 2013 AND
$39.6 MILLION Q4 2014 REVENUE IS 120% INCREASE OVER Q4 2013

MARIETTA, Georgia, January 12, 2015 (PR Newswire) - MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spinal, Sports Medicine, Ophthalmic and Dental sectors of healthcare, announced today its record results for the fourth quarter and full year 2014, and reaffirmed its previous guidance for 2015.

Full Year and Fourth Quarter Revenue Highlights

•	Q4 revenue exceeds the $38.3 million upper end of Q4 2014 guidance by $1.3 million

•	Full Year 2014 revenue exceeds the $117.0 million upper end of guidance

•	Q4 is the 13th consecutive quarter of meeting or exceeding revenue guidance

•	2014 is the 3rd consecutive fiscal year of exceeding upper end of guidance

The Company recorded record revenue for the year ended December 31, 2014 of $118.2 million, a $59.0 million or 100% increase over 2013 revenue of $59.2 million. The Company recorded record revenue for the 2014 fourth quarter of $39.6 million, a $21.6 million or 120% increase over 2013 fourth quarter revenue of $18.0 million.

Parker H. Petit, Chairman and CEO, said, “We are pleased to announce our thirteenth consecutive quarter of meeting or exceeding revenue guidance. Our wound care revenue is growing rapidly, and we continue to make steady advances in capturing market share. In 2014, we expanded our efforts focused on the surgical sector of the market. This additional emphasis on surgical applications is developing consistent with our outlook, and we expect it to continue to build momentum throughout 2015. As we have stated on many previous occasions, our allografts have enormous potential to contribute to the improved outcomes of countless medical procedures and applications. We are very excited about the opportunities ahead of us as we broaden the market sectors we serve.”

2015 Outlook
On December 15, 2014, the Company issued a press release announcing its expectations for 2015. Included in that guidance were revised expectations for full year 2015 revenue to be in the range of $175.0 million to $190.0 million, up from earlier expectations of $175.0 million to $185.0 million. The Company reiterated this upgraded 2015 guidance in its press release of January 6, 2015.
"Management continues to be comfortable with our guidance range. We had a very strong finish to 2014 and we are excited about our prospects for continuing to deliver robust period-over-period growth in 2015,” concluded Petit.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, a mother delivering via full-term Caesarean section birth can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 350,000 allografts to date for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.
Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company’s ability to deliver robust period-over-period growth in 2015 and financial expectations for 2015 revenue generally, the Company’s expectations regarding increasing market share in the wound care market, that the Company’s efforts in the surgical applications market will continue to build momentum throughout 2015, that the Company’s allografts will contribute to improved outcomes in many medical procedures, and that the Company will broaden its market sectors. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s revenue may not grow as expected or may decline, that the Company may not increase its market share in the wound care market as expected or its share may decline, that the Company’s efforts in the surgical applications market may not increase as expected or may decline, or that its products may fail to gain acceptance for such applications, that the Company’s products may not perform as expected or may not otherwise contribute to improved medical outcomes, and that the Company may not broaden its market sectors, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2013, and subsequent Forms 10-Q. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

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